Exhibit 99.1

IGM Biosciences Announces Retirement of Chairman Michael Loberg, Ph.D. from Board of Directors and Appointment of Elizabeth H.Z. Thompson, Ph.D. to Board of Directors

MOUNTAIN VIEW, Calif., Oct. 03, 2023 – IGM Biosciences, Inc. (Nasdaq: IGMS), a clinical-stage biotechnology company focused on creating and developing engineered IgM antibodies, today announced that Michael Loberg, Ph.D. has retired from its Board of Directors, including as Chairman, effective October 3, 2023. Dr. Loberg has served as a member of the IGM Biosciences Board of Directors since 2015 and as Chairman of the Board since 2018.

IGM Biosciences is also pleased to announce the appointment of Elizabeth H.Z. Thompson, Ph.D. to its Board of Directors. Dr. Thompson is an accomplished drug development professional who has been involved in the development of important marketed medicines, most recently as the Executive Vice President of Research and Development at Horizon Therapeutics.

“Dr. Loberg has played a pivotal role in the development of IGM Biosciences over the last eight years,” said Fred Schwarzer, Chief Executive Officer of IGM Biosciences. “As a member and Chairman of our Board of Directors, he has provided vital strategic advice and guidance through the creation, research and initial clinical development of our IgM based antibody platform and through multiple private and public equity financings, including our initial public offering, as well as our strategic partnership with Sanofi. We are very grateful for his leadership and contributions, and we have greatly enjoyed working together with him to advance our shared vision of broadly developing the potential of IgM antibodies to treat unmet medical needs.”

Dr. Thompson currently serves as Executive Vice President of Research and Development at Horizon Therapeutics. She is also a member of the board of California Life Sciences, an influential life sciences membership organization. At Horizon, Dr. Thompson is responsible for overseeing all research and development activities across the company's preclinical, clinical and marketed products. She played an important role in the acquisition and integration of Viela Bio as well as the expedited filing and approval of TEPEZZA®, along with its successful FDA Advisory Committee meeting.

Dr. Thompson previously served as a Group Scientific Director in pharmaceutical development at AbbVie, acting as clinical lead and supporting global submissions and approvals for SKYRIZI®. She previously held positions across the clinical development, business development and medical communications fields as Search and Evaluation Lead at Raptor Pharmaceuticals, Head of Scientific Communications and Publications at InterMune and Development Clinical Director and Licensing Director at Amgen.

Dr. Thompson holds a Ph.D. in Macromolecular and Cellular Structure and Chemistry from the Scripps Research Institute and a B.S. in Chemistry from Harvey Mudd College.

“We are honored to welcome Dr. Thompson to our Board of Directors at this exciting point in IGM’s development,” said Mr. Schwarzer. “As we move forward with our two recently initiated Phase 1b trials of imvotamab in systemic lupus erythematosus and severe rheumatoid arthritis and continue to develop our broad pipeline of products in oncology, we are confident that Dr. Thompson’s expertise in research, clinical development and operations as well as her insights in business development and medical communications will greatly benefit IGM.”

“IGM Biosciences is an exciting and innovative company developing unique approaches in multiple therapeutic areas using IgM antibodies,” said Dr. Thompson. “I am pleased to join IGM at this important stage of its development, and I look forward to using my knowledge and experience to assist in the continued development of IGM’s clinical pipeline, including in the promising new field of applying T cell engager technology to autoimmune diseases.”

About IGM Biosciences, Inc.

IGM Biosciences is a clinical-stage biotechnology company committed to developing and delivering a new class of medicines to treat patients with cancer, autoimmune and inflammatory diseases and infectious diseases. IGM’s pipeline of clinical and preclinical assets is based on the IgM antibody, which has 10 binding sites compared to conventional IgG antibodies with only 2 binding sites. IGM also has an exclusive worldwide collaboration agreement with Sanofi to create, develop, manufacture, and commercialize IgM antibody agonists against oncology and immunology and inflammation targets. For more information, please visit www.igmbio.com.

Contact:
Argot Partners
David Pitts
212-600-1902
igmbio@argotpartners.com